Exhibit 12

DRINKER BIDDLE & REATH LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103-6996
(215) 988-2700
Fax: (215) 988-2757
www.dbr.com

October 1, 2003

Goldman Sachs Variable Insurance Trust
4900 Sears Tower
Chicago, Illinois 60606-6303

Re:	Agreement and Plan of Reorganization By and Between Goldman Sachs Variable Insurance Trust and Ayco Series Trust

Ladies and Gentlemen:

     We have been asked to give our opinion on the Federal income tax consequences to shareholders of the transactions contemplated in the above referenced Agreement and Plan of Reorganization. In our opinion, the material Federal income tax consequences to shareholders of such transactions are accurately described in the subsection entitled “INFORMATION ABOUT THE REORGANIZATION — Federal Income Tax Consequences” in the Combined Proxy Statement and Prospectus contained in the Registration Statement on Form N-14 being filed this day with the Securities and Exchange Commission.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ DRINKER BIDDLE & REATH LLP

DRINKER BIDDLE & REATH LLP